Exhibit 2.4

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2022, is by and between YUMANITY THERAPEUTICS, INC., a Delaware corporation (“Yumanity”), KINETA, INC. a Washington corporation (the “Company”) and the undersigned holder (the “Shareholder”) of securities of the Company.

WHEREAS, concurrently with the execution and delivery of this Agreement, Yumanity, Yacht Merger Sub, Inc. a Washington corporation and wholly-owned subsidiary of Yumanity (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation and wholly-owned subsidiary of Yumanity (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, the Shareholder is the holder of the number and type of shares of Company Common Stock set forth opposite the Shareholder’s name on the signature page hereto (all shares set forth on the signature page, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned, including upon exercise of Company Options or securities convertible into or exercisable or exchangeable for Company Common Stock, by the Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Yumanity has required that the Shareholder, and as an inducement and in consideration therefor, the Shareholder (in the Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Shareholder hereby covenants and agrees that:

1.1. Voting of Subject Shares and Support of Contemplated Transactions. The Shareholder hereby agrees that within ten (10) Business Days after the S-4 Registration Statement is declared effective, the Shareholder shall execute and deliver, or cause to be executed and delivered, to Yumanity, a written consent approving the matters set forth in (a) below, which written consent shall be coupled with an interest and shall be irrevocable. At every meeting of the shareholders of the Company (“Company Shareholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if Company Shareholders act by written consent in lieu of a meeting), the Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Shareholder’s Subject Shares (a) in favor of (i) the approval of and adoption of the Merger Agreement and approval of the Contemplated Transactions, (ii) approval of any proposals to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement and approval of the Contemplated Transactions on the date which such meeting is held and (iii) any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Company Shareholders; and (b) against any Acquisition Proposal.

1.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, the Shareholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement or the governance documents of the Company on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect, or have the effect of preventing the Shareholder from performing its obligations hereunder. Notwithstanding the foregoing, (i) the Shareholder may make Transfers of Subject Shares by will, operation of law, or Transfers for estate planning purposes, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Shareholder or the transferee provides the Company and Yumanity with copies of such agreement promptly upon consummation of any such Transfer and (ii) the Shareholder may take all actions reasonably necessary to consummate the transactions contemplated by the Merger Agreement.

1.3. Documentation and Information. The Shareholder shall permit and hereby authorizes Yumanity and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Yumanity or the Company reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Subject Shares and the nature of the Shareholder’s commitments and obligations under this Agreement. The Company is an intended third-party beneficiary of this Section 1.3.

1.4. Irrevocable Proxy. The Shareholder hereby revokes (or agrees to cause to be revoked) any proxies that the Shareholder has heretofore granted with respect to the Subject Shares. The Shareholder hereby irrevocably appoints the Company, and any individual designated in writing by the Company, as attorney-in-fact and proxy for and on behalf of the Shareholder, for and in the name, place and stead of the Shareholder, to: (a) attend any and all meetings of the Company Shareholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Shareholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Company Shareholders or in connection with any action sought to be taken by written consent of Company Shareholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Company Shareholders or in connection with any action sought to be taken by written consent without a meeting. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy: (x) shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder, as applicable) until the termination of this Agreement pursuant to Section 4.2; (y) shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2; and (z) shall revoke any and all prior proxies or powers of attorney granted by the Shareholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Shareholder with respect thereto. The Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Shareholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to the Company to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

1.5. No Solicitation of Transactions. The Shareholder shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry with respect to the Company or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry with respect to the Company or (b) engage in discussions or negotiations regarding, or furnish to any person, any nonpublic information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Inquiry or Acquisition Proposal with respect to the Company. The Shareholder hereby represents and warrants that it, he or she has read Section 4.5 of the Merger Agreement and agrees not to facilitate or participate in any actions prohibited thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to the Company that:

2.1. Authorization; Binding Agreement. The Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The Shareholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder, and constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights (the “Enforceability Exceptions”).

2.2. Ownership of Subject Shares; Total Shares. The Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shareholder’s Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act and (c) as provided in the bylaws of the Company. The Subject Shares listed opposite the Shareholder’s name constitute all of the shares of Company Common Stock owned by the Shareholder as of the date hereof. Except pursuant to this Agreement and the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Subject Shares.

2.3. Voting Power. Except as set forth on the signature page hereto, the Shareholder has full voting power, with respect to the Shareholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Subject Shares. None of the Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4. Reliance. The Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Shareholder’s own choosing. The Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

2.5. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Yumanity, Merger Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Shareholder, solely in the Shareholder’s capacity as a Shareholder of the Company.

2.6 Absence of Litigation. With respect to the Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Shareholder, threatened against, the Shareholder or any of the Shareholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF YUMANITY AND THE COMPANY

3.1. Yumanity Representations and Warranties. Yumanity represents and warrants to the Shareholder that:

a. Organization; Authorization. Yumanity is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby is within Yumanity’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Yumanity. Yumanity has full power and authority to execute, deliver and perform this Agreement.

b. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Yumanity and constitutes a valid and binding obligation of Yumanity enforceable against Yumanity in accordance with its terms, subject to the Enforceability Exceptions.

3.2. Company Representations and Warranties. The Company represents and warrants to the Shareholder that:

a. Organization; Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Washington. The consummation of the transactions contemplated hereby is within the Company’s corporate powers and has been duly authorized by all necessary corporate actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement.

b. Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including via electronic mail or facsimile transmission) and shall be given, (a) if to Yumanity or the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Shareholder, to the Shareholder’s address, email address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as the Shareholder may hereafter specify in writing to Yumanity and the Company for the purpose by notice to Yumanity and the Company.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) a Company Board Adverse Recommendation Change effected pursuant to Section 5.2(c) or Section 5.2(d) of the Merger Agreement, (c) the Effective Time or (d) the mutual written agreement of the parties to terminate this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that the Company may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve the Company of any of its obligations hereunder.

4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Yumanity, the Company and the Shareholder hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including by electronic signature, in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to the other party that requests it.

4.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that the Company would be irreparably damaged if for any reason the Shareholder fails to perform any of its obligations under this Agreement and that the Company may not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14. Capacity as Shareholder. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a Shareholder of the Company, and not in the Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a legally binding contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

KINETA, INC.

By:
Name: _________________________________
Title: __________________________________

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

YUMANITY THERAPEUTICS, INC.

By:
Name: _________________________________
Title: __________________________________

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SHAREHOLDER:

(Print Name of Shareholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Subject Shares beneficially owned on the date hereof:

_________ shares of Company Common Stock

[Signature Page to Support Agreement]